EXHIBIT 99.1

Company Contact: Mary C. Adams, Investor Relations 310-342-2229 maryadams@learningtree.com

LEARNING TREE TO RESTATE CERTAIN FINANCIAL STATEMENTS

RESTON, VA—November 14, 2006. Learning Tree International, Inc. (“Learning Tree”) (NASDAQ:LTRE) announced today that it will restate its consolidated financial statements for fiscal year ended September 30, 2005, the quarterly periods in fiscal year ended September 30, 2005, and the first three quarterly periods in fiscal year ended September 29, 2006.

Learning Tree does not expect the restatements to affect reported revenues, cost of revenues, deferred revenue, net cash flows or its aggregate cash and investments. Learning Tree expects a decrease in pre-tax income of approximately $0.5 million from its previously reported pre-tax income for FY 2005 and a reduction of approximately $1.0 million in its previously reported pre-tax income for the nine-months ended June 30, 2006. Overall, Learning Tree does not anticipate the effect on the total assets in any balance sheet previously presented to be material, although certain restatements will be necessary in order to properly state individual line items.

The restatement issue relates to the correction of the accounting for changes in accrued leasing liabilities related to exited facilities in the United Kingdom. This restatement will change the amounts presented in general and administrative expenses in the consolidated statement of operations.

These adjustments to Learning Tree’s accounting practices and the restatement of prior year results have been discussed with the Audit Committee of Learning Tree’s Board of Directors and with Learning Tree’s independent auditors, Ernst & Young LLP. Ernst & Young has not audited the restatement amounts. In the interim, investors should no longer rely on the above annual and quarterly consolidated financial statements as originally filed with the Securities and Exchange Commission.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. The information related to the restatements in this press release remains subject to review and audit by Learning Tree’s independent auditors and to completion of the audit of Learning Tree’s FY 2006 financial statements. Although Learning Tree does not expect material changes to the information set forth in this release, the completion of this process could result in further adjustments and the actual impacts may be different from those currently anticipated as set forth in this press release. There can be no assurance that the amount of any further adjustments will not be material, either individually or in the aggregate.

Learning Tree International, Inc. is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.